Exhibit 99.1

         Golden Enterprises, Inc. Declares Quarterly Dividend


    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Sept. 21, 2006--Golden Enterprises, Inc.'s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable October 25, 2006 to stockholders of record on October 6, 2006.
    For the thirteen weeks ended September 1, 2006, Golden Enterprises, Inc.'s basic and diluted earnings per share were $.02 compared to ($.01) last year, on net sales of $27,824,938 versus $26,031,836, a 7% increase.
    During the first quarter, gross margins increased $1,349,805 or 11% compared to the prior year quarter. Selling, general and administrative expenses increased $834,214, or 7%, due to substantial increases in fuel cost.
    Looking forward into the second quarter, Golden Enterprises, Inc. had strong sales in last year's second quarter as a result of post Hurricane Katrina, but a favorable decline in fuel and transportation costs should sustain earnings.
    The following is a summary of sales and income information for the thirteen weeks ended September 1, 2006 and September 2, 2005.


                                             THIRTEEN WEEKS ENDED
                                        ------------------------------
                                         September 1,    September 2,
                                            2006            2005
                                        ------------------------------
Net sales                              $   27,824,938  $   26,031,836
                                        ==============  ==============

Income before income taxes             $      349,035  $     (101,733)
Income taxes                                  128,812         (37,491)
                                        --------------  --------------

Net income                             $      220,223  $      (64,242)
                                        ==============  ==============

Basic and diluted earnings per share   $          .02  $         (.01)
                                        ==============  ==============

Basic weighted shares outstanding          11,835,330      11,835,330
                                        ==============  ==============

Diluted weighted shares outstanding        11,835,330      11,861,949
                                        ==============  ==============


    This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.


    CONTACT: Golden Enterprises, Inc.
             Patty Townsend, 205-458-7132